PARTNER FARM AGREEMENT

THIS PARTNER FARM AGREEMENT (this "***Agreement***") is made as of May 10, 2019 (the "***Effective Date***"), by and between EWSD, LLC, a **limited liability company** existing and organized under the laws of the State of Delaware and doing business as SHI FARMS, having a place of business at 214 39th Lane, Pueblo, Colorado, 81006 ("***Customer***"), and Mile High Labs, Inc., a corporation existing and organized under the laws of the State of Colorado, (hereinafter "***Processor***")(Processor and Customer may be referred as the ***"Parties"*** or ***"Party"***).

WITNESSETH:

WHEREAS, Processor and Customer have agreed to enter into this Agreement pursuant to which Customer will deliver agricultural products, as described herein, to Processor and will provide a physical location for Processor to perform processing services on Customer's property, as described below.

WHEREAS, in connection herewith, Processor and Customer shall enter into a certain supply agreement pursuant to which Customer will supply Products to Processor and Processor will provide processing services and value to Customer in exchange for Products (the ***"Supply Agreement"***).

WHEREAS, in connection with this Agreement, Processor and Customer may enter into a certain referral partner agreement pursuant to which Processor will compensate Customer for referring third parties who use Processor's processing services (the "Referral Partner Agreement").

Undefined terms shall have the meaning ascribed to them in the Supply Agreement.

NOW THEREFORE, in consideration of the premises and preamble, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. AGREEMENT TO PROVIDE PRODUCTS, LOCATION AND PROCESSING SERVICES

1.1 General. During the Term, Customer hereby agrees to produce and sell, or deliver to Processor, and Processor hereby agrees to purchase from Customer products as described herein. Processors shall provide processing services for the Products. Customer shall furnish the products identified on Exhibit 1.1 hereto in, in the form described in Exhibit 1.1 (the "***Products***"). Customer shall also provide Processor with a physical location to perform processing services on Customer's property as described herein.

2. CONDITIONS PRECEDENT

2.1 Customer The obligations of Processor are contingent upon the following conditions precedent which must have occurred or been waived by Processor on or before June 1, 2019:

(a) Customer shall have secured and constructed road and driveway access from public roads to the location where Processor shall conduct storage and processing operations on the real property owned/leased by Customer (the ***"Plant"***) suitable for trucks and other commercial vehicles weighing more than 10,001 pounds.

(b) Customer shall have completed construction of two (2) concrete pads for the Plant buildings in accordance with the details in Exhibit 2.1(b) attached hereto.

(c) Customer shall have fully permitted and completed construction of a building to house Products, for feeding Products into the Plant and related uses (the ***"Storage Building"***) in accordance with the details in Exhibit 2.1(c) attached hereto.

(d) Customer shall have fully permitted and completed construction of a building to house the processing activity of the Plant (the ***"Processing Building"***) in accordance with the details in Exhibit 2.1(d) attached hereto.

(e) Customer shall have completed all necessary and required Utility Installations, which shall be approved by Processor for the specifications of its use, for the Storage Building. ***"Utility Installations"*** refers to gas lines, power panels, electrical distribution, security and fire protection, lighting fixtures, ventilation, plumbing, and fencing.

(f) Customer shall have completed all necessary and required Utility Installations, which shall be approved by Processor for the specifications of its use, for the Processing Building.

(g) Customer shall have cleared and leveled an area of 2,500 square feet adjacent to the Processing Building for Processor to place CONEX boxes.

(h) Customer shall provide a suitable trailer or other facility adjacent to the Plant to be used as a break room for persons operating or servicing the Plant on behalf of Processor.

(i) Customer shall provide milling equipment for the Products at the Plant in accordance with the details in Exhibit 2.1(i) attached hereto.

2.2 Processor The obligations of Customer are contingent upon the following conditions precedent which must have occurred or been waived by Customer on or before June 1, 2019:

(a) Processor shall transport all necessary equipment to operate the Plant to the Site.

(b) Processor shall install all machinery and equipment required to operate the Plant at the Site.

3. CUSTOMER OBLIGATIONS

3.1 Product Specifications. Customer shall supply all Products according to the Specifications

3.2 Products Volume. Customer agrees to supply Processor with the volume of Products specified in the Volume Commitment.

3.3 Access to Plant and Site. Customer agrees to maintain and ensure full access and right of way rights for Processor, its affiliates, and representatives and transportation companies to Plant and Site as is reasonably required for Processor's business.

3.4 Maintenance of Fencing. Customer agrees to maintain in good condition and working order any fencing around the perimeter of the Plant or the Processing Building or Storage Building.

4. PROCESSOR OBLIGATIONS

4.1 Operations. Processor agrees to operate the Plant and provide staffing for the operations of the Plant.

4.2 Maintenance and Repairs. Processor agrees to provide commercially reasonable maintenance and repairs to the Plant. Processor shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, maintenance, testing, alterations, modifications, connections, repairs or replacements to Plant as Processor deems necessary (***"Maintenance"***).

4.3 Operational Expenses. Processor agrees to pay for the Operational Expenses of the Plant. ***"Operational Expenses"*** shall mean the expenses, costs and fees relating to the operations of the Plant, such as chemicals, electricity, gas, and water.

4.4 Security. Processor agrees to provide security for the Plant and Site.

4.5 Compliance with Specifications. If Processor agrees to provide Finished Products to Customer, Processor agrees to use commercially reasonable efforts to ensure that the Finished Products conform to the Specifications.

5. PROCESSING

5.1 Priority Processing. Processor agrees to provide Customer with Priority Processing for Products provided by Customer or Products of a third party referred to Processor by Customer. ***"Priority Processing"*** shall mean that Processor will dedicate up to twenty-five percent of the production capacity of the Plant to process the Products subject to Priority Processing for a period of one week during a calendar month, the timing of which shall be determined by Processor in its sole and absolute discretion, with the remainder of the monthly capacity of the Plant to be used at the sole and absolute discretion of Processor.

6. PAYMENT; DELIVERY

6.1 Calculation. For the 2019 Harvest Year, Customer will be paid for all biomass under that certain Supply Agreement, *attached hereto.* All such biomass provided by Customer and thereafter converted into Finished Product shall be sold onward with an agreed split of 20% to the Supplier and 80% to the Processor. For 2020 and ensuing Harvest Years, Supplier will receive 20% of the sales price and Processor 80% of the sales price going forward. All payments are net 30 days.
A Harvest Year will be defined as the proceeds of the fall harvest of that calendar year, regardless of when processed. For example, all biomass produced by the Fall 2019 Harvest will be included in the contract for that year.

6.2 Interest. If a party (or any successor thereto pursuant to the terms of this Agreement) fails to pay in full on or before the date due any payment that is required to be paid under this Agreement, such party (or any successor thereto pursuant to the terms of this Agreement) will also pay to the other Party, on demand, interest on any such amount beginning on such due date at an annual rate (calculated on the basis of a 360-day year) equal to ten (10%) to be assessed from the date payment of the amount in question first became due.

6.3 Taxes.

(a) Customer and Processor each shall cooperate with the other party, as reasonably requested by the other party, to minimize or eliminate Taxes to the extent legally permissible, including by making available to such other party any existing resale certificates, exemption certificates or other existing information relevant for such purpose. ***"Taxes"*** means all state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property personal, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) If applicable Laws relating to Taxes require Processor to withhold any Taxes from a payment to Customer, Processor shall withhold such Taxes and shall pay the amount withheld to the relevant Taxes authority.

6.4 Delivery and Risk of Loss. Customer shall deliver all Products to the Plant in accordance with the Specifications. Processor will issue a transfer receipt to Customer's driver. Title and risk of loss will transfer from Customer to Processor upon delivery of Products to the Plant.

7. REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Customer. Customer represents and warrants to Processor that:

(a) the Products shall be grown and packaged in compliance with the provisions of the Laws governing the production, storage and transportation of the Products, including without limitation, laws promulgated by a state specific department of agriculture and the federal Farm Bill (aka as the Agricultural Act of 2018 as such act may be amended, restated, or reenacted);

(b) as of the time any Products are delivered to Processor and during the shelf life of such Products, such Products shall conform to the Specifications;

(d) Customer has all necessary corporate power and authority to enter into this Agreement and, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Customer of this Agreement, the performance by Customer of its obligations hereunder and thereunder and the consummation by Customer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Customer;

(e) Customer is in material compliance with all Laws applicable to its business and operations as presently conducted; and

(f) The Site is encumbered by only one existing mortgage from the previous owner of the Site, and such mortgage is in good standing and will be kept in good standing at all times by Customer.

7.2 Representations and Warranties of Processor.

(a) Processor represents and warrants to Customer that Processor will not make any false claims in any packaging, labeling, advertising or promotional material regarding the Products; and

(b) Processor has all necessary corporate power and authority to enter into this Agreement and, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Processor of this Agreement, the performance by Processor of its obligations hereunder and thereunder and the consummation by Processor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Processor.

(c) Processor represents and warrants that it has full legal title to its processing machine and as such, warrants its commercially reasonable safety in an industrial capacity. Processor further warrants that it holds commercially reasonable insurance, proof of which will be provided prior to bringing the Plant fully online, and sufficient in Customer's commercially reasonable opinion.

7.3 THE WARRANTIES SET FORTH IN SECTION 7.2 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY PROCESSOR TO CUSTOMER WITH RESPECT

TO THE PURCHASE OF PRODUCTS HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.4 Defective Products. Any Products delivered to Processor by Customer which are finally determined to be a Defective Product or contain a Latent Defect shall be resolved in accordance with the inspection and rejection process specified in the Supply Agreement. Any Finished Products delivered by Processor to Customer which are determined to be a Defective Finished Product shall be resolved in accordance with the inspection and rejection process specified in the Supply Agreement.

8. COOPERATION ON LAWS

8.1 General. Customer and Processor shall comply with all applicable Laws relevant to this Agreement and the subject matter hereof and each party shall actively assist the other in its compliance with same. Processor shall immediately cease processing of Products and distribution of any Products and any other activity under this Agreement with respect thereto upon written notice by Customer to the extent reasonably required in Customer's reasonable discretion in connection with Customer's efforts to cooperate or comply with any actual or potential government action relevant to any Product

9. INDEMNIFICATION

9.1 Customer Indemnification. Customer shall indemnify and hold Processor harmless from and against any actual incurred Liability, including reasonable attorney's fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from: (i) Customer's breach of this Agreement; or (ii) Customer's negligence or willful act or omission in the production, transfer of Products; or (iii) breach of any representation or warranty herein. ***"Liability"*** means, with respect to any person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under contracts, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under applicable Laws, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions) or order of any governmental entity or any award of any arbitrator or mediator of any kind, including any Liability for taxes.

9.2 Processor Indemnification. Processor shall indemnify and hold harmless Customer from and against any actual incurred Liability, including reasonable attorneys' fees and disbursements, arising out of any third-party claim for death, injury or damage to property resulting from use of any of the Products based upon Processor's material breach of this Agreement, or from the negligent use or willful misuse of the processing machinery on Customer's land.

9.3 Notification of Liability and Process. Any Party seeking indemnification pursuant to this Section shall promptly notify the other Party of the claim as to which indemnification is sought, shall afford the other Party, at the other Party's sole expense, the opportunity to defend or settle the claim (in which case the indemnifying Party shall not be responsible for the attorneys' fees of the indemnified Party with respect such claim) and shall cooperate to the extent reasonably requested by the other Party in the

investigation and defense of such claim; provided, however, that any settlement of any such claim that would adversely affect the rights of the indemnified Party shall require the written approval of such indemnified Party; and provided further that an indemnified Party shall not settle any such claim without the written approval of the indemnifying Party.

9.4 Duration of Indemnification. The foregoing indemnification obligations shall survive any termination or expiration of this Agreement, in whole or in part, or the expiration or termination of the Term.

9.5 Limitation of Processor Indemnification. In no event shall Processor be liable to Customer for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, arising out of any breach of this Agreement, or any use of the Products, and Customer hereby knowingly and expressly waives any claims or rights with respect thereto

10. TERM AND TERMINATION

10.1 Term. This Agreement shall come into effect on the Effective Date. Unless otherwise terminated as provided in Section 10.2, this Agreement shall remain in force for a period of five (5) years from the Effective Date (for the purpose of this Section 10 the "***Initial Term***"). This Agreement shall renew automatically in one (1) year increments after the Initial Term (each, a "***Renewal Term***" and, collectively with the Initial Term, the "***Term***") unless either party gives written notice to the other of its intention to not renew at least sixty (60) days prior to expiration of the Initial Term or the then applicable Renewal Term.

10.2 Termination.

(a) Insolvency. A party may immediately terminate this Agreement without written notice to the other party, if (i) the other party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such it (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (ii) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of the other party (collectively, the "***Receiver***") and that party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver's appointment; (iii) the Board of Directors of the other party shall have passed a resolution to wind up that party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that party; (iv) a resolution shall have been passed by that party or that party's directors to make an application for an administration order or to appoint an administrator; or (v) the other party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that party's creditors, or makes, suspends or threatens to suspend making payments to all or the majority of that party's creditors.

(b) Default. In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

(c) By Processor. Processor may, at its sole and absolute discretion, terminate this Agreement with sixty (60) days prior written notice. Should Processor so choose, it will have 90 days thereafter to remove its equipment from Customer's property, or enter into a lease with Customer for the continued use of its land.

(d) By Customer. Customer may, in its sole and absolute discretion, terminate this Agreement with sixty (60) days prior written notice.

11. EFFECT OF EXPIRATION OR TERMINATION

11.1 Mutual Obligations. Upon expiration or termination of this Agreement pursuant to Section 10 with effect as of the effective date of termination:

(a) the party terminating this Agreement shall be released from all obligations and duties imposed or assumed hereunder except from those provided in Sections 8, 9, 10 and this Section 11 and Section 22; and

(b) the other party shall lose the benefit of any rights granted in this Agreement, except for those accrued prior to the effective date of termination and those set forth in Sections 8, 9, 10 and this Section 11 and Section 22.

11.2 No Release. Termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve either party from any obligation under this Agreement which may have accrued prior thereto.

11.3 Removal of Plant. Upon expiration or termination of this Agreement, Customer shall continue to provide access to Plant and Site as specified in Section 3.3 above for a reasonable period of time to allow Processor to remove all of its existing machinery, equipment, and materials from the Plant and the Site. Processor shall use reasonable efforts to commence removal of its machinery, equipment and materials within ninety (90) days of the expiration or termination of this Agreement.

12. FORCE MAJEURE

12.1 Suspension of Obligations. If by reason of ***"force majeure"***, which shall mean for the purpose of this Agreement (a) acts of God, war, riots, civil unrest, acts of the public enemy, fires, earthquakes, severe weather or storms, or (b) to the extent beyond the reasonable control of the affected party, strikes, labor disputes, labor shortages, product transportation interruptions or shortages, accidents, unavailability of raw materials or supplies, or any act in consequence of compliance with any order of any government or governmental authority, and, in the case of either (a) or (b), the affected party is delayed or prevented from complying with its obligations under this Agreement, such affected party shall promptly give notice to the other party with an estimated date by which the contingency will be removed.

12.2 Termination. To the extent that a party is or has been delayed or prevented by force majeure from complying with its obligations under this Agreement, the other party may suspend the performance of its obligations until the contingency is removed. If the party delayed or prevented from complying with its obligations under this Agreement cannot permanently remove the contingency, or if the contingency affecting such party results in a delay extending beyond three (3) months, the other party (upon notice) shall have a right to terminate this Agreement and Section 11 shall apply, with the party delayed or prevented from complying with its obligations under this Agreement deemed to be the non-terminating party.

13. CONFIDENTIALITY; REMEDIES

13.1 Confidential Information. Customer declares that it is aware that prior to and during the term of this Agreement it may come across various information pertaining to Processor's business that is Confidential Information. "Confidential Information" means business information, technical data, know-how and other information which is not otherwise in the public domain and of which Processor undertakes to restrict or control the disclosure to Third Parties, and which (i) is the subject of the Agreement, or in the possession of Customer, or (ii) is disclosed to Customer pursuant to the Agreement. Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities. Customer hereby declares and undertakes that all Confidential Information disclosed under this Agreement and in the future shall be regarded as Processor's trade secrets and its exclusive property. Customer acknowledges that during for the term of this Agreement and afterwards for an unlimited period of time it will not disclose and/or pass on in any

way to anyone and/or anybody any Confidential Information. Furthermore, Customer undertakes not to use Confidential Information in any manner, for the duration of this Agreement or thereafter, for any reason whatsoever and for an unlimited period of time, other than for Processor's needs and/or sole benefit.

13.2 Remedies. Any Dispute regarding Confidential Information need not be arbitrated pursuant to Section 22 prior to Processor seeking relief before a court of competent jurisdiction. If Processor reasonably believes that a disclosure of Confidential Information has occurred or will occur, Processor may seek equitable or legal relief to prevent or stop the violation without the need to post any security therefor.

14. NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed) or sent via email delivery receipt requested, (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:

If to Customer, to:

Thomas Gallo
EWSD, LLC
214 39th Lane
Pueblo, CO 81006
Phone: 732-737-1112
Email: tgallo@notis.global

If to Processor, to:

Bradley W. Colmer, Esq.
Mile High Labs, Inc.
1011 Walnut Street
Suite 200
Boulder, CO 80302
Email: b.colmer@milehighlabs.com

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

15. ASSIGNMENT

Neither party may assign its rights and obligations under this Agreement without the other party's prior written consent Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. For avoidance of doubt, in the event of a Change in Control of either party, the Agreement shall continue in force and effect and both parties shall be subject to the terms, covenants and provisions in the Agreement. A ***"Change of Control"*** shall mean a change in control of either party (and not any person or entity that hereafter becomes a successor to all or substantially all of the business or assets of such party by reason of a Change of Control) and shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the capital stock of either party having more than 50% of the total number of votes that may be cast for the election

of directors of the entity, (ii) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of the party, or (iii) the merger or other business combination of the party with or into another corporation or entity pursuant to which the party will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of the party prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination.

16. NO WAIVER

The failure of either party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

17. RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Customer and Processor, or to constitute one as the agent of the other. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

18. HEADINGS, INTERPRETATION

The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include bodies corporate, and vice versa.

19. SEVERABILITY

If any term, provision, covenant, or restriction of this Agreement is to any extent illegal, otherwise invalid, or incapable of being enforced, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms hereof shall remain in full force and effect; and, to the extent permitted and possible, the invalid or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term. If application of this Severability provision should materially and adversely affect the economic substance of the transactions contemplated hereby, the Party adversely impacted shall be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the party seeking such compensation.

20. ENTIRE AGREEMENT; AMENDMENT OR MODIFICATION

This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties hereto. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.

21. GOVERNING LAW

This Agreement is governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state's Laws. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA AND HEMP INDUSTRIES AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA, OR PRODUCTS DERIVED FROM MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

22. MANDATORYARBITRATION

22.1 Arbitration. Any dispute, claim, interpretation, controversy, or issues of public policy arising out of relating to this Agreement, including the determination of the scope or applicability of this Section (collectively "Dispute"), except as otherwise specifically provided herein, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the "CRAA"). The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado ("JAG"), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment. If a Party brings an action to enforce the provisions of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys' fees and expenses incurred in such action from the non-prevailing Party.

22.2 Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 22 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

22.3 Removal; Waiver. The Parties waive: (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

23. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

In the event the Site is, will be, or already has been encumbered by a mortgage or deed of trust or other security instrument of any kind (a "Customer Mortgage"), Customer, for any existing Customer Mortgage or immediately prior to the creation of any new encumbrance created after the date this agreement is fully executed, shall obtain from the holder of each such Customer Mortgage a fully-executed subordination, non-disturbance and attornment agreement (a "SNDA") in recordable form, which shall be prepared or approved by Processor. The holder of every such Customer Mortgage shall, in the SNDA, agree that in the event of a foreclosure or similar proceeding, or conveyance in lieu of foreclosure of Customer's interest in the Premises, such Customer Mortgage holder shall recognize and confirm the validity and existence of this Agreement and Processor shall have the right to continue its use and occupancy of the Site (and shall not have its installed equipment or other personal property seized, damaged, or otherwise impacted in any way) in accordance with the provisions of this Agreement, provided Processor is not in default of this Agreement beyond applicable notice and cure periods.

****

Signature page follows

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above mentioned.

ESWD, LLC

By: _______________________

Name: THOMAS A. Gallo

Title: Executive Director

MILE HIGH LABS, INC.

DocuSigned by:

By: Jason M. Roth

F999F07A6A254B7

Name: Jason M. Roth

Title: Chief Executive Officer

EXHIBIT 1.1 PRODUCTS

Dried hemp in totes of five hundred (500) or more lbs.

EXHIBIT 2.1

Processing Plant Work Specifications

A copy of the work specifications provided by the Processor to Customer shall be incorporated by reference as Exhibit 2.1. A full copy of such specifications shall be attached to the executed copy of this Agreement.

EXHIBIT 6.1

FINISHED PRODUCT PAYMENT TERMS

Buyer and Supplier agree to the following payment terms for Finished Products produced out of the MHL_SHI extraction facility, recognizing that Supplier Sourced Product shall be defined as that certain biomass resulting from Harvest Year 2019, regardless of when processed. Therefore, any and all biomass produced by Customer and provided to Processor from the Fall, 2019 Harvest will be deemed part of the 25% production, regardless of Processing Date. Proceeds not included in that biomass may include biomass sourced from other farms by Customer and any biomass which results from Harvest Years 2020 onward.

For Supplier Sourced Product Harvested Through November 30, 2019:

1. For Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product), up to the first twenty-five percent (25%) of the joint extraction facility's actual production, Supplier shall receive twenty percent (20%) of all revenues (price the customer pays minus credit card or other payment processing fees if applicable) derived from sales of such Finished Product(s), whether sold by Supplier or Buyer. Provided that, for the minimum requirement of 500,000 lbs of Supplier sourced Product, Supplier shall be provided a guaranteed minimum of 20% of all revenues derived from the first 500,000 lbs of Supplier sourced Product sold to Buyer regardless of whether that number exceeds 25% of the joint facility's actual production. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month.

2. For all Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product) after the first twenty-five percent (25%) of the joint extraction facility's actual production, as well as for any Finished Products derived from Product(s) not sourced through Supplier, Supplier shall receive one and a half percent (1.5%) of all revenues (price customer pays minus credit card or other payment processing fees if applicable) derived from the sales of such Finished Product(s), whether sold by Supplier or Buyer. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month, and shall be trued up quarterly to account for Supplier's allocation of the joint facility's actual production.

3. Buyer and Supplier agree that, for up to the twenty-five percent (25%) of the joint extraction facility's production dedicated to Supplier sourced Product, Supplier shall be entitled to 50% of the by-product(s) left over from the purification process at no cost to Supplier.

For Supplier Sourced Product Harvested After December 1, 2019:

1. For Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product), up to the first twenty-five percent (25%) of the joint extraction facility's actual production, Supplier shall receive twenty percent (20%) of all revenues (price customer pays minus credit card or other payment processing fees if applicable) derived from sales of such Finished Product(s), whether sold by Supplier or Buyer. . Provided that, for the minimum requirement of 500,000 lbs of Supplier sourced Product, Supplier shall be provided a guaranteed minimum of 20% of all revenues derived from the first 500,000 lbs of Supplier sourced Product sold to Buyer regardless of whether that number exceeds 25% of the joint facility's actual production. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month.

2. For all Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product) after the first twenty-five percent (25%) of the joint extraction facility's production, as well as for any Finished Products derived from Product(s) not sourced through Supplier, Supplier shall receive one and a half percent (1.5%) of all revenues (price customer pays minus credit card or other payment processing fees if applicable) derived from the sales of such Finished Product(s), whether sold by Supplier or Buyer. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month, and shall be trued up quarterly to account for Supplier's allocation of the joint facility's actual production.

3. Buyer and Supplier agree that, for up to the twenty-five percent (25%) of the joint extraction facility's production dedicated to Supplier sourced Product, Supplier shall be entitled to 50% of the by-product(s) left over from the purification process at no cost to Supplier.